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                                                                    EXHIBIT 99.1

          ADAM.COM, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

 COMPANY REPORTS A FOURTH QUARTER OPERATING PROFIT OF $7,000; YEAR-END REVENUES
                REACH ALL TIME HIGH, UP 109% FROM PREVIOUS YEAR

February 26, 2001--Atlanta, GA--adam.com, Inc. (Nasdaq: ADAM), a leading creator and syndicator of health information for the eHealth and eLearning markets, today reported its results for the fourth quarter and year ended December 31, 2000.

For the fourth quarter ended December 31, 2000, adam reported an operating profit of $7,000, or $0.00 per share on a fully diluted basis, which represents the first quarterly operating profit since beginning its online, health content syndication strategy.

For the fourth quarter ended December 31, 2000, revenues were $2,260,000 compared to revenues of $1,260,000 during the same period of 1999, an increase of 79%. Due primarily to a non cash impairment of the company's ownership of equity securities in drkoop.com, Inc., and an accrual for unrecoverable lease costs, the company reported a net loss of $905,000, or $0.15 per share on a fully diluted basis. The company reported a net loss of $4,490,000, or $0.93 per share on a fully diluted basis, during the same period in 1999.

For fiscal year ended December 31, 2000, adam's revenues were $8,621,000 compared to revenues of $4,123,000 during the same period of 1999, an increase of 109%. Revenues for fiscal 2000 are the highest annual revenues reported in adam's ten-year history. The company reported a net loss for the fiscal year of $7,568,000, or $1.37 per share on a fully diluted basis, compared to a net loss of $11,108,000 during the same period of 1999, or $2.39 per share on a fully diluted basis.

"We are pleased with our performance for the fourth quarter," said Robert S. Cramer, Jr., adam's Chairman and CEO. "A small operating profit for the fourth quarter following our positive EBITDA in the third quarter demonstrates our ability to advance toward profitability and grow our business through syndication. We believe we can extend our string of continuous quarterly improvements with our business model that is built on recurring revenue streams derived primarily from multi-year licensing contracts."

"We are also excited about the opportunities in 2001 to move our health information products into the health insurance and care-provider markets," Cramer continued. "These organizations are looking to enhance their service offerings to provide direct-to-patient interaction, for demand management, and higher member retention. We believe we are in a strong position to capture significant market share in these areas as consumers and plan members continue to demand a broader role in managing and understanding their own health and wellness."

"We also see the recently completed Spanish version of our Health Illustrated Encyclopedia as another exciting area for revenue growth. With more than 30 million U.S. Hispanics, and federal mandates requiring organizations that receive federal funding to offer language assistance, this represents a new, untapped market for our products. In addition, we completed a localization and distribution deal in England and Ireland that can further open doors for us into the European market."

"In summary, we expect that our operating performance will continue to improve given our existing customer base, proprietary and highly specialized medical content that we have

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developed over the last 10 years, opportunities to reach broader markets in healthcare, and a business model that is based on recurring, high margin syndication revenues."

Looking forward, adam expects revenues to grow 20% to 40% in calendar 2001 from calendar 2000 levels to approximately $10 to $12 million. Also, excluding any potential non-cash compensation charges related to variable priced stock options and other non-expected or non-forecasted events, the company expects operating expenses to be between $9.5 and $10.5 million for calendar 2001.

About adam.com, Inc.

For more than a decade, adam.com (NASDAQ: ADAM - news) has been at the forefront of developing the world's most interactive and engaging health and medical information. Today, through partnerships with companies including Yahoo!, WebMD, Merck-Medco, the National Library of Medicine, and Pearson PLC, adam has quickly become the leading creator and distributor of online health and medical content to millions of consumers, professionals and students around the world. adam's proprietary content library features a medical encyclopedia covering 4,000 diseases and conditions, 40,000 medical illustrations, health education presentations, 3-D image models, virtual "fly-thrus" of the human body, Internet-ready and broadcast-quality animations, and topic-specific health centers. adam is a founding member of Hi-Ethics, a coalition of the most widely referenced online health sites and information providers committed to developing industry standards that earn consumer trust and confidence in Internet health services.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. In particular, the company's estimated revenues and expenses for calendar year 2001 are forward looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing or other actions taken by competitors, demand for the company's health information, regulatory changes, other laws that impact how the company conducts its business and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Note to Editors: adam.com is a trademark of adam.com. All other products mentioned are trademarks or registered trademarks of their respective companies.

____________________
CONTACT:


     Ginny Perrine, 770/541-5051
     gperrine@adamcorp.com
     ---------------------
       or
     Jackson Spalding Communications
     Gustavo Machado, 404/724-2507
     gmachado@jacksonspalding.com
     ----------------------------

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                                 adam.com, Inc.
                            Statement of Operations
                     (in thousands, except per share data)
                                  (unaudited)

                                                           Three Months               Twelve Months
                                                        Ended December 31,          Ended December 31,
                                                        ------------------          ------------------
                                                          2000        1999          2000         1999
                                                        --------    -------       --------     -------
Internet revenues, net                                  $  1,684    $   519       $   6,142   $     732
Product revenues, net
                                                             576        741           2,479       3,391
                                                        --------    -----------------------------------
      Total revenues
                                                           2,260      1,260           8,621       4,123
                                                        --------    -----------------------------------
Operating expenses:
    Cost of revenues                                         221        147             742         952
    General and administration                               635      1,125           3,323       3,507
    Product and content development                          594      2,018           4,091       5,937
    Sales and marketing                                      523      1,107           2,958       3,309
    Depreciation and amortization                            160        398           2,410         841
    Restructuring charge                                     120      1,014             733       1,096
                                                        --------    -----------------------------------
      Total operating expenses                             2,253      5,809          14,257      15,642
                                                        --------    -----------------------------------

      Operating income (loss)                                  7     (4,549)         (5,636)    (11,519)

    Interest income (expense), net                           (50)        26            (987)        236
    Impairment of investment securities                     (819)         -            (819)          -
    Minority interest in consolidated subsidiary               -         33               -         175
    Losses from affiliate                                    (43)         -            (126)          -
                                                        --------    -----------------------------------

Net loss                                                $   (905)   $(4,490)       $ (7,568)  $ (11,108)
                                                        ========    =======        ========   =========


Basic and diluted net loss per common share             $  (0.15)   $ (0.93)       $  (1.37)  $   (2.39)
                                                        ========    =======        ========   =========

Weighted average number of common
    shares outstanding                                     5,982      4,838           5,536       4,640
                                                        ========    =======        ========   =========

                                                                         Summary Balance Sheet Data
                                                                         --------------------------
                                                                         12/31/2000      12/31/1999
                                                                       -------------   -------------
Cash and short term investments                                          $  1,666       $   1,477
Accounts receivable- net                                                    1,046             828
Total current assets                                                        3,259           3,544
Total assets                                                                6,817           7,736
Total liabilities                                                           4,162           4,359
Stockholders' equity                                                        2,655           3,377
Working capital                                                              (903)           (815)